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                                                                      EXHIBIT 99



Bioject Medical Technologies Inc.
Cecelia C. Heer
Investor Relations Manager
908-470-2800, x 5103
cheer@bioject.com



                          BIOJECT MEDICAL TECHNOLOGIES
                       ADOPTS SHAREHOLDER RIGHTS AGREEMENT


        Bedminster, NJ, July 2, 2002 - Bioject Medical Technologies Inc. (Nasdaq: BJCT), a leading developer of needle-free drug delivery systems, announced today that its board of directors has adopted a shareholder rights agreement. To implement the agreement, Bioject will issue a dividend of one right for each share of its common stock held by shareholders of record as of the close of business on July 19, 2002. The rights will initially attach to and trade with the certificates representing outstanding common stock. No separate certificates will be issued.

         The purpose of the rights agreement is to obtain maximum value for shareholders in the event of an unsolicited acquisition attempt. The agreement was not adopted in response to any efforts to acquire the Company and the Company is not aware of any such efforts.

        Each right will initially entitle shareholders to purchase a fractional share of the company's preferred stock for $50.00. However, the rights are not immediately exercisable and will become exercisable only if certain events related to an unsolicited acquisition attempt occur. For example, unless earlier redeemed for $0.001 per right, when a person or group acquires 15% or more of Bioject's common stock, all rights holders (except the person or group who acquired the triggering amount of shares) will be able to exercise their rights for shares of Bioject having a value of twice the right's then-current exercise price. Bioject will send a letter to its shareholders as of the record date that describes further details of the agreement.


        ABOUT BIOJECT

        Bioject Medical Technologies Inc., based in Bedminster, New Jersey, and Portland, Oregon, is an innovative developer and manufacturer of needle-free drug delivery systems. Needle-free injection works by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. The Company is focused on developing mutually beneficial agreements with leading pharmaceutical and biotechnology companies. Bioject's partners include Serono and Alkermes.

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Readers of this press release are referred to the Company's filings with the Securities and Exchange Commission, including the Company's reports on Forms 10-K and Forms 10-Q for further discussions of factors that could affect future results. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. The Company assumes no obligation to update forward-looking statements if conditions or management's estimates or opinions should change.

For more information about Bioject, visit www.bioject.com.


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